Exhibit 10.2
AMENDMENT
TO
Fidelity National Information Services, Inc.
2008 Omnibus INCENTIVE PLAN
(as amended and restated effective May 30, 2018)

This Amendment (“Amendment”) to the 2008 Omnibus Incentive Plan (the “Plan”) of Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), is adopted by the Company’s Board of Directors (the “Board”) effective as of October 22, 2020.
1.Capitalized Terms. All capitalized terms used and not defined in this Amendment shall have the meanings given thereto in the Plan.

2.Amendment to the Plan.

(a)Article 17 (Change in Control) of the Plan is hereby amended and restated in its entirety to read as follows:

“17.1    Impact of Change in Control. Except as otherwise provided in Section 17.2, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(a)any and all outstanding Options and SARs granted hereunder shall become immediately exercisable; provided, however, that the Committee may instead provide that such Awards shall be automatically cashed out upon a Change in Control;

(b)any Period of Restriction or other restriction imposed on Restricted Stock, Restricted Stock Units and Other Awards shall lapse; and

(c)any and all Performance Shares, Performance Units and other Awards (if performance-based) shall be deemed earned at the target level (or if no target level is specified, the maximum level) with respect to all open Performance Periods, unless the Committee determines otherwise in its discretion that such Awards shall be deemed earned at a level in excess of target level performance based on actual results or good-faith projections for the open Performance Periods.

17.2    Double-Trigger Default Provision. Notwithstanding the provisions of Section 17.1 hereof, except as otherwise provided in any then-effective written agreement between the Participant and the Company or a Subsidiary, including, without limitation, a Participant’s Award Agreement, if any Award granted under the Plan on or after October 22, 2020 is assumed or a substantially equivalent Award is substituted therefor in connection with a Change in Control, the provisions of Section 17.1(a), (b) and (c), as applicable, shall not apply to such assumed or substantially equivalent Award, to the extent then outstanding, unless and until the later of (i) the date on which the Participant experiences an Involuntary Termination or (ii) the occurrence of the Change in Control; provided that any such Award that is considered deferred compensation subject to Code Section 409A, settlement of such Award shall be made pursuant to its original schedule if necessary to comply with Section 409A. For purposes of this Section 17.2, a Participant will be deemed to experience an “Involuntary Termination” if the Participant’s employment or service is terminated other than for “cause” (as such term is defined in the Participant’s Award Agreement) or the Participant resigns for “good reason” (as such term is defined in the Participant’s Award Agreement, but only if “good reason” termination applies under such Award Agreement), in each case, at any time within three (3) months preceding, or twenty-four (24) months following, the Change in Control.”

3.Ratification and Confirmation. Except as specifically amended by this Amendment, the Plan is hereby ratified and confirmed in all respects and remains valid and in full force and effect.

4.Governing Law. To the extent not preempted by federal law, this Amendment shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.
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